EXHIBIT 99.1

Bukit Jalil Global Acquisition 1 Ltd. Announces the Separate Trading of its Ordinary Shares, Warrants,

and Rights, Commencing on August 21, 2023

New York, NY, August 17, 2023– Bukit Jalil Global Acquisition 1 Ltd. (the “Company”) (Nasdaq: BUJA), a blank check company, today announced that, commencing on August 21, 2023, holders of the 5,750,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”) including Units sold upon a full exercise of the underwriters’ over-allotment option, may elect to separately trade the ordinary shares, warrants, and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Capital Market (“NASDAQ”) under the symbol “BUJAU.” Any underlying ordinary shares, warrants, and rights that are separated will trade on the NASDAQ under the symbols “BUJA,” “BUJAW,” and “BUJAR,” respectively. Holders of Units will need to have their brokers contact the Company's transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into ordinary shares, warrants, and rights.

The Units were initially offered by the Company in an underwritten offering. A.G.P./Alliance Global Partners acted as the sole book-running manager for the Offering. Brookline Capital Markets, a division of Arcadia Securities, LLC acted as the co-manager for the Offering. A registration statement on Form S-1 (File No. 333-272605) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on June 27, 2023. The Offering was made only by means of a prospectus, copies of which may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bukit Jalil Global Acquisition 1 Ltd.

Bukit Jalil Global Acquisition 1 Ltd. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Bukit Jalil Global Acquisition 1 Ltd., including those set forth in the Risk Factors section of Bukit Jalil Global Acquisition 1 Ltd.’s registration statement and prospectus for the Offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Bukit Jalil Global Acquisition 1 Ltd. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Seck Chyn Foo

Chief Executive Officer

Bukit Jalil Global Acquisition 1 Ltd.

+60122109795

neil.foo@bjacquisition.com